EXHIBIT 5.1

Margaret M. Madden
66 Hudson Boulevard East, New York, NY 10001-2192
Tel 212-733-3451 Fax 646-563-9681
Margaret.m.madden@pfizer.com

February 24, 2023

Re:    Pfizer Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
I am the Senior Vice President and Corporate Secretary, Chief Governance Counsel of Pfizer Inc., a Delaware corporation (the “Company”). Attorneys under my supervision and I have acted as counsel to the Company in connection with the preparation and filing of this Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of an additional 26,524,672 shares of common stock, par value $0.05 per share (the “Common Stock”), of the Company (the “Shares”) that may be issued under the Pfizer Inc. 2019 Stock Plan (the “Plan”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In rendering the opinion set forth herein, attorneys under my supervision and/or I have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, the following: (i) the Plan; (ii) the Registration Statement in the form to be filed under the Act; (iii) the Restated Certificate of Incorporation, as amended to date and currently in effect; (iv) the By-Laws of the Company, as amended to date and currently in effect; (v) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the Plan, the filing of the Registration Statement and certain related matters (including, without limitation, resolutions approving the assumption by the Company of share reserves available under the Arena Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan, the Biohaven Pharmaceutical Holding Co Ltd. 2017 Equity Incentive Plan and the Global Blood Therapeutics, Inc. Amended and Restated 2015 Stock and Incentive Plan (collectively, the “Assumed Plans”), (vi) the Assumed Plans (vii) the forms of award or enrollment agreements under the Plan (the “Award Agreement”); and (viii) such other documents as attorneys under my supervision and/ or I have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, attorneys under my supervision and I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.
For purposes of the opinion set forth below, attorneys under my supervision and/or I have assumed that:
(a)all Shares will be issued in accordance with the Award Agreements in the form examined, and such Award Agreements to be entered into are consistent with the Plan and are duly authorized, validly executed and delivered by the parties thereto;
(b)the Board, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the Plan, to authorize and approve the issuance of Shares;
(c)the consideration received by the Company for each Share delivered pursuant to the Plan shall not be less than the par value of the Common Stock;

(d)the share reserves available under the Assumed Plans have been assumed by the Company in compliance with the terms of Section 4(d) of the Plan; and
(e)the registrar and transfer agent for the Common Stock will duly register such issuance.
Based upon the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
I am a member of the bar of the State of New York and I do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.
I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,
/s/ Margaret M. Madden
_________________________
Margaret M. Madden
Senior Vice President and Corporate Secretary,
Chief Governance Counsel

Pfizer Inc. – Legal Division